American Shared Hospital Services Reports Third Quarter 2020 Financial Results
Q3 Volumes Bounced Back Significantly from Q2 Pandemic-Related Lows
SAN FRANCISCO, CA, November 12, 2020 -- American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter ended September 30, 2020.
Third Quarter Financial Highlights
•Total revenue in the third quarter was $4,670,000, a decline of 11.9% from the comparable period in 2019, and an improvement of 17.0% from the $3,991,000 of revenue in the second quarter of 2020. Proton therapy revenue of $1,687,000 was consistent with the third quarter of 2019 and increased 20.4% compared to the second quarter of 2020. Gamma Knife revenue of $2,983,000 declined 9.9% compared to the third quarter of 2019 and increased 15.2% compared to $2,590,000 for the second quarter of 2020. The period-over-period decrease was due to lower average reimbursement at the Company’s retail sites and a positive contractual adjustment related to Medicare reimbursement at one of the Company's existing sites recognized in the prior year.
•Total proton therapy fractions in the third quarter increased 12.4% compared to the third quarter of 2019 and increased 20.8% compared to the second quarter of 2020. Gamma Knife procedures increased by 8.3% to 377 for the third quarter of 2020 from 348 in the same period of the prior year and increased 7.7% compared to 350 for the second quarter of 2020. Gamma Knife volumes for centers in operation decreased 3.0% from Gamma Knife volumes for those same centers during the same period of the prior year.
•Net loss in the third quarter was $209,000 compared to net income of $165,000 for the third quarter of 2019 and a net loss of $483,000 for the second quarter of 2020. The decrease in net income compared to the prior year was primarily due to a decrease in the Gamma Knife average reimbursement rate as well as legal and other professional fees and transaction costs totaling $69,000 incurred from the June acquisition of the Gamma Knife Center in Ecuador (“GKCE”).
•On September 18, 2020, the Centers for Medicare and Medicaid Services (“CMS”) issued the final rule that would implement a new mandatory payment model for radiation oncology services: the Radiation Oncology Alternative Payment Model (“RO APM”), which is scheduled to commence July 1, 2021 and be in effect for a five year period. Four of the Company's Gamma Knife centers are scheduled to be included in the RO APM although a significant impact on the Company's Gamma Knife revenues is not anticipated. The Company's PBRT center was not selected for inclusion in the RO APM.

Ray Stachowiak, Chief Executive Officer of AMS, commented, “In the third quarter, volumes bounced back significantly from the pandemic lows of the previous quarter. Total revenue was up 17% sequentially from the second quarter of 2020, with PBRT revenue up 20% and Gamma Knife revenue up 15% in the period. Total revenue in the third quarter was also 2% ahead of total revenue in the pre-pandemic first quarter of 2020, and EBITDA increased a stronger 9% over the same period. We also ended the quarter with a strong cash position of $3.6 million. During the quarter we received the final ruling from the Centers for Medicare and Medicaid Services (“CMS”). Our Orlando Health PBRT Center was not selected to be part of the RO APM and we believe that the CMS decision will have no significant impact on the reimbursement of our Gamma Knife services. Looking ahead, we’ve begun taking a hard look at our expenses, especially with our vendors, and expect to initiate cost reductions in our administrative expenses in 2021.”
“In September, I was appointed by the Board as the CEO of AMS. At the same time, all of our corporate managers were elevated to titles more reflective of their positions and responsibilities. I believe that we have a great team in place to reach our goal of sustained profitability. To achieve this, our plan is to broaden the product line and geographic reach for our financing solutions and increase the Company’s revenue streams. To that end, during the third quarter we completed the upgrade of the Gamma Knife Perfexion to the Icon platform at the Lovelace Medical Center. We have additional upgrades pending, including at our recently acquired facility in Ecuador, and we continue to have productive discussions with prospective clients for additional equipment placements,” concluded Mr. Stachowiak.
Financial Results for the Three Months Ended September 30, 2020
For the three months ended September 30, 2020, total revenue decreased 11.9% to $4,670,000 compared to total revenue of $5,301,000 for the third quarter of 2019 and increased 17.0% compared to total revenue of $3,991,000 for the second quarter of 2020. The Company recorded no revenue from its IGRT equipment in the current quarter compared to $314,000 in the third quarter of 2019. The equipment was fully depreciated and sold in July upon expiration of the Company’s contract.
Third quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 0.6% to $1,687,000 compared to revenue for the third quarter of 2019 of $1,677,000 and increased 20.4% compared to revenue of $1,401,000 in the second quarter of 2020. The period-over-period increase was due to higher volumes, offset by a lower average reimbursement per fraction. Average reimbursement per fraction was consistent with the second quarter of 2020. Total proton therapy fractions in the third quarter were 1,632, an increase of 12.4% compared to 1,452 proton therapy fractions in the third quarter of 2019 and an increase of 20.8% compared to 1,351 in the second quarter of 2020.
Revenue for the Company's Gamma Knife operations decreased 9.9% to $2,983,000 for the third quarter of 2020 compared to $3,310,000 for the third quarter of 2019 and increased 15.2% compared to $2,590,000 for the second quarter of 2020. The period-over-period decline was due to lower volumes at same stores, a lower average reimbursement at the Company’s retail sites and a positive contractual adjustment related to Medicare reimbursement at one of the Company's existing sites recognized in the prior year. Gamma Knife procedures increased by 8.3% to 377 for the third quarter of 2020 from 348 in the same period of the prior year and 7.7% compared to 350 for the second quarter of 2020. The increase from the second quarter reflects the acquisition of GKCE. Gamma Knife volumes for centers in operation decreased 3.0% from Gamma Knife volumes for those same centers during the same period of the prior year.

Gross margin for the third quarter of 2020 decreased to $1,138,000, or 24.4% of revenue, compared to gross margin of $1,813,000, or 34.2% of revenue, for the third quarter of 2019, and increased from $907,000, or 22.7% of revenue, for the second quarter of 2020.
Selling and administrative costs increased by $70,000, or 6.6%, to $1,135,000 for the third quarter compared to $1,065,000 for the third quarter of 2019, and a decline of 6.2% compared to $1,210,000 for the second quarter of 2020. The period-over-period increase is due to tax, legal, and consulting fees of $69,000 in the third quarter related to the Company's acquisition of GKCE.
Net loss for the third quarter of 2020 was $209,000, or $(0.03) per share.  This compares to net income for the third quarter of 2019 of $165,000, or $0.03 per diluted share, and a net loss of $483,000, or $(0.08) per diluted share, for the second quarter of 2020. Fully diluted weighted average common shares outstanding were 6,049,000 and 5,908,000 for the third quarter of 2020 and 2019, respectively.
Adjusted EBITDA, a non-GAAP financial measure, was $1,979,000 for the third quarter of 2020, compared to $2,445,000 for the third quarter of 2019 and $1,437,000 for the second quarter of 2020. The year-over-year decline was primarily due to the reduction in overall income.
Financial Results for the Nine Months Ended September 30, 2020
For the nine months ended September 30, 2020, revenue decreased 16.4% to $13,229,000 compared to revenue of $15,819,000 for the first nine months of 2019. The Company recorded no revenue from its IGRT equipment in the nine-month 2020 period compared to $771,000 in the comparable period of 2019, after the expiration of the Company’s contract and the equipment was fully depreciated and sold.
Proton therapy revenue increased 0.8% to $4,764,000 for the first nine months of 2020 compared to $4,728,000 for the first nine months of 2019. Total proton therapy fractions in the first nine months of 2020 were 4,659, an increase of 5.7% compared to 4,407 proton therapy fractions in the comparable period of 2019.
Gamma Knife revenue decreased 18.0% to $8,465,000 for the first nine months of 2020 compared to $10,320,000 for the first nine months of 2019. The number of Gamma Knife procedures in the first nine months of 2020 was 1,103, an increase of 1.8% compared to 1,084 Gamma Knife procedures in the comparable period of 2019. The year-over-year(?) revenue decline was due to a positive contractual adjustment related to Medicare reimbursement at one of the Company's existing sites recognized in the prior year and lower average reimbursement at the Company’s retail sites.
Net loss for the first nine months of 2020 was 827,000, or $(0.14) per share.  This compares to net income for the first nine months of 2019 of $466,000, or $0.08 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, was $5,238,000 for the first nine months of 2020, compared to $7,620,000 for the first nine months of 2019.
Balance Sheet Highlights
At September 30, 2020, cash, cash equivalents, and restricted cash was $3,983,000, compared to $1,779,000 at December 31, 2019.  Shareholders' equity at September 30, 2020 was $30,714,000, or $5.34 per outstanding share.  This compares to shareholders' equity at December 31, 2019 of $31,811,000, or $5.47 per outstanding share.

Conference Call and Webcast Information
AMS has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate, please call 1 (888) 466-9845 at least 5 minutes prior to the start of the call and enter passcode number: 6465095#. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.
A replay of the call will be available at the following link through November26, 2020: https://edge.media-server.com/mmc/p/7f7iwanm
About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is a world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.
Earnings Disclosure
The outbreak of the novel coronavirus COVID-19, is now a pandemic as declared by the World Health Organization and has led to adverse impacts on the U.S. and global economies and will likely continue to impact business activity, including the Company’s. The pandemic has impacted and could further impact the Company’s operations and the operations of its customers as a result of quarantines, facility closures, and travel and logistics restrictions. While the disruption caused by the pandemic is currently expected to be temporary, there is uncertainty regarding its duration. Therefore, while the COVID-19 pandemic has impacted the Company’s results of operations, financial position, and liquidity, the duration and intensity of the impact of the COVID-19 pandemic and resulting disruption to the Company’s operations is uncertain. The Company will continue to monitor the situation closely and assess the impact on its operations and financial results for the remainder of the year.
On September 18, 2020, the Centers for Medicare and Medicaid Services (“CMS”) issued the final rule that would implement a new mandatory payment model for radiation oncology services: the Radiation Oncology Alternative Payment Model (“RO APM”). The RO APM is scheduled to commence July 1, 2021 and will be in effect for a five (5) year period. The RO APM significantly alters CMS' payment methodology from a fee for service paradigm to a set reimbursement by cancer type methodology for radiation services provided within a 90 day episode of care. Under the RO APM, hospital based and free-standing radiation therapy providers are mandatorily required to participate in the model based on whether the radiation therapy provider is located within a randomly selected Core Based Statistical Area ("CBSA"). CMS projects that providers treating approximately 30% of radiation oncology patients have been selected to participate in the RO APM. The remaining providers not included in the RO APM will continue to receive reimbursement based on a fee-for-service methodology. The RO APM includes but is not limited to PBRT and Gamma Knife services. Four (4) of the Company's Gamma Knife centers are scheduled to be included in the RO APM. It is not anticipated that inclusion in the RO APM will have a significant impact on the Company's Gamma Knife revenues. The Company's PBRT center was not selected for inclusion in the RO APM. For centers not included in the RO APM proposed model, Medicare reimbursement in 2021 for the most commonly used PBRT delivery codes is proposed (pending final determination) to increase by approximately 4.9% and to decrease by approximately 0.1% for Gamma Knife.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and June 30, 2020, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 26, 2020.
Non-GAAP Financial Measure
Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income (loss) before income taxes, income (loss) from operations, net income (loss) attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.
Adjusted EBITDA is a non-GAAP financial measure representing our (loss) earnings before interest, taxes, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization expense, stock-based compensation expense, and acquisition transaction costs.
We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:
American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com
Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 762-4518
sprince@pcgadvisory.com

AMERICAN SHARED HOSPITAL SERVICES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Summary of Operations Data

	Three months ended September 30,		Nine months ended September 30,

	2020	2019	2020	2019
Revenues	4,670,000	5,301,000	13,229,000	15,819,000
Costs of revenue	3,532,000	3,488,000	9,790,000	10,340,000
Gross margin	1,138,000	1,813,000	3,439,000	5,479,000
Selling & administrative expense	1,135,000	1,065,000	3,556,000	3,201,000
Interest expense	254,000	302,000	803,000	1,015,000
Operating (loss) income	(251,000)	446,000	(920,000)	1,263,000
Other income	3,000	7,000	7,000	15,000
(Loss) income before income taxes	(248,000)	453,000	(913,000)	1,278,000
Income tax (benefit) expense	(34,000)	99,000	(192,000)	250,000
Net (loss) income	($214,000)	$354,000	($721,000)	$1,028,000
Less: Net loss (income) attributable to
non-controlling interest	5,000	(189,000)	(106,000)	(562,000)
Net (loss) income attributable to
American Shared Hospital Services	($209,000)	$165,000	($827,000)	$466,000

(Loss) earnings per common share:
Basic	($0.03)	$0.03	($0.14)	$0.08
Assuming dilution	($0.03)	$0.03	($0.14)	$0.08

Weighted Average Shares Outstanding:
Basic	6,049,000	5,889,000	6,060,000	5,899,000
Assuming dilution	6,049,000	5,908,000	6,060,000	5,917,000

	Balance Sheet Data

	9/30/2020	12/31/2019
Cash, cash equivalents and restricted cash	$3,983,000	$1,779,000
Current assets	$10,960,000	$10,742,000
Total assets	$52,340,000	$53,783,000

Current liabilities	$8,027,000	$8,214,000
Shareholders' equity	$30,714,000	$31,811,000

American Shared Hospital Services
Adjusted EBITDA

Adjusted EBITDA
	Q3	Q3	YTD	YTD
	2020	2019	2020	2019
Net (Loss) Income	$(209,000)	$165,000	$(827,000)	$466,000
Plus: Income Tax (Benefit) Expense	$(34,000)	$99,000	$(192,000)	$250,000
Interest Expense	$254,000	$302,000	$803,000	$1,015,000
Depreciation and Amortization Expense	$1,819,000	$1,817,000	$5,103,000	$5,719,000
Stock-Based Compensation Expense	$80,000	$62,000	$189,000	$170,000
Acquisition Transaction Costs	$69,000	$—	$162,000	$—
Adjusted EBITDA	$1,979,000	$2,445,000	$5,238,000	$7,620,000